EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into by and between Save The World Air, Inc. (the “Company”) and Cecil Bond Kyte (“Executive”), effective as of January 30, 2011 (the “Amendment Effective Date”), with reference to the following:

RECITALS

A.   Effective as of January 30, 2009, the Company and Executive entered into that certain Employment Agreement (the “Employment Agreement”);

B.   It is the desire of the Company and Kyte to amend the Employment Agreement, pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, the parties hereto agree to amend the Employment Agreement, as follows:

1.   Section 1 (Effective Date and Term) of the Employment Agreement is hereby deleted and amended and restated, as follows:

“1.           Effective Date and Term.  Unless sooner terminated as provided in this Agreement, including as a result of the Company’s early termination of this Agreement as provided in Section 4 below, the Company shall employ Executive for an initial term commencing on a date to be agreed between the parties but not later than January 30, 2009 (the “Effective Date”) and continuing thereafter until the close of business on the day immediately preceding the first anniversary of the Effective Date.  Thereafter, this Agreement shall be renewed for successive one year periods unless either party shall give written notice to the other, not later than October 31st of the then-current year of the Term that this Agreement shall not be renewed, except that Executive may not give such written notice of non-renewal of this Agreement prior to October 31, 2015 (the “Expiration Date”).  This Agreement shall in all respects terminate on the Expiration Date, except for those obligations of either party that are expressly stated to continue after such time or by nature will continue after such time.  The period beginning on the Effective Date and ending on the earlier of the Expiration Date or the date Executive’s employment under this Agreement actually terminates is referred to as the “Term.”

2.   Section 3. 7 (Stock Option Grant) of the Employment Agreement is hereby deleted and amended and restated, as follows:

“3.7.           Stock Option Grant.  Executive hereby agrees to waive all rights and benefits he has accrued and/or to which he is entitled under Section 3.7 of the Employment Agreement from the Effective Date of the Employment Agreement through the Amendment Effective Date, and further agrees to the cancellation of 181,818 stock option grants previously issued to him under Section 3.7 of the Employment Agreement.  The Company, pursuant to this Amendment, hereby grants Executive a nonqualified option to purchase shares of common stock of the Company, pursuant to the terms and conditions set forth in the Notice of Stock Option Grant, Stock Option Grant and Exercise Notice, copies of which are attached hereto as Exhibit A and made a part hereof.”

3.   Except for the changes set forth in this Amendment, all terms and conditions in the Employment Agreement shall remain unchanged and in full force and effect.

Executed effective as of the Amendment Effective Date.

SAVE THE WORLD AIR, INC.

By:	/s/ Eugene E. Eichler
Eugene E. Eichler, Chief Financial Officer

/s/ Cecil Bond Kyte
Cecil Bond Kyte